ISSUER FREE WRITING PROSPECTUS

Dated December 3, 2014

Filed pursuant to Rule 433

Relating to the Preliminary Prospectus dated December 1, 2014

Registration Statement No. 333-200312

ADVANCED DRAINAGE SYSTEMS, INC.

Term Sheet

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated December 1, 2014 relating to such securities.

Issuer:	Advanced Drainage Systems, Inc. (NYSE: WMS)

Offering Size:	10,000,000 shares of common stock offered by the selling stockholder

Underwriters’ Option to Purchase Additional Shares:	1,500,000 additional shares of common stock offered by the selling stockholder (30 days)

Offering Price to the Public:	$21.25 per share

Pricing Date:	December 3, 2014

Expected Closing Date:	December 9, 2014

CUSIP:	00790R 104

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. RBC Capital Markets, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Robert W. Baird & Co. Incorporated

Co-Managers:	Fifth Third Securities, Inc. PNC Capital Markets LLC

Stabilizing Transactions:	Prior to purchasing the shares of common stock being offered pursuant to the preliminary prospectus, on December 3, 2014, one of the underwriters purchased, on behalf of the syndicate, 1,200 shares of common stock at an average price of $21.00 per share in stabilizing transactions.

Additional Information:

The Issuer has filed a registration statement, including the preliminary prospectus, dated December 1, 2014, with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by contacting the underwriters at the following: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, barclaysprospectus@broadridge.com, 888-603-5847; or from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, New York 10005, +1 (800) 503-4611, prospectus.cpdg@db.com.